UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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ARCONIC INC.

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Arconic Inc.

Supplementary Information About the 2017 Annual Meeting of Shareholders

to be held at The Performing Arts Center, Purchase College, SUNY, 735 Anderson Hill Road,

Purchase, New York 10577, at 9:00 a.m., Eastern Time on Thursday, May 25, 2017

This statement (the “Supplement”) supplements and amends the definitive proxy statement dated March 13, 2017 (the “Proxy Statement”) of Arconic Inc. (the “Company” or “Arconic”) furnished to holders of the Company’s common stock in connection with the solicitation of proxies on behalf of the Board of Directors of the Company (the “Board”) for the 2017 Annual Meeting of Shareholders (the “2017 Annual Meeting”) to be held on May 25, 2017, and any adjournment or postponement thereof. The 2017 Annual Meeting will be held at The Performing Arts Center, Purchase College, SUNY, 735 Anderson Hill Road, Purchase, New York 10577, at 9:00 a.m., Eastern Time on Thursday, May 25, 2017. The record date for the determination of the shareholders who are entitled to vote at the 2017 Annual Meeting is March 1, 2017, which is the same record date specified in the Proxy Statement. The Proxy Statement and accompanying WHITE proxy card was first mailed to shareholders on or about March 17, 2017. This Supplement, which should be read in conjunction with the Proxy Statement, and the accompanying NEW WHITE proxy card are first being mailed to shareholders on or about May 5, 2017.

On April 13, 2017, Klaus Kleinfeld, by mutual agreement with the Board, stepped down as Chairman and Chief Executive Officer of Arconic and resigned as a Board member. David P. Hess, a Board member, was appointed Chief Executive Officer of Arconic on an interim basis and will remain on the Board. Patricia F. Russo, Arconic’s Lead Director, was appointed Chair of the Board on an interim basis. The Board has withdrawn its nomination of Mr. Kleinfeld for re-election at the 2017 Annual Meeting. In addition, the Board has formed a search committee to oversee the recruitment of a new permanent CEO and work with an executive recruitment firm in doing so.

On May 4, 2017, the Company announced that Ratan N. Tata had submitted his resignation as a member of the Board, effective as of May 2, 2017. Accordingly, the Board has withdrawn Mr. Tata’s nomination for re-election at the 2017 Annual Meeting.

On May 4, 2017, the Company announced that the Board has nominated James F. Albaugh and General Janet C. Wolfenbarger (U.S. Air Force, retired) to its slate of director nominees for election at the 2017 Annual Meeting. As a result of these nominations, the Board’s director nominees at the 2017 Annual Meeting will be Mr. Albaugh, Amy E. Alving, Mr. Hess, Ulrich R. Schmidt and General Wolfenbarger. Mr. Albaugh and General Wolfenbarger have each provided their consent to being named in the Company’s proxy statement for the 2017 Annual Meeting and other public filings as a nominee, and to serve if elected.

In light of these developments, this Supplement supplements and amends the Proxy Statement and includes additional information you should read in conjunction with the Proxy Statement, as well as a NEW WHITE proxy card, which includes the Board’s current slate of nominees—Mr. Albaugh, Dr. Alving, Mr. Hess, Mr. Schmidt and General Wolfenbarger. In accordance with the procedures described in the Proxy Statement, since Mr. Kleinfeld and Mr. Tata will not stand for re-election at the 2017 Annual Meeting, votes for them on WHITE proxy cards previously submitted by shareholders will be disregarded. However, if you previously voted on a WHITE proxy card and do not submit a NEW WHITE proxy card, the persons named as proxies on the WHITE proxy card will vote as you previously instructed with respect to the remaining nominees chosen by the Board on the previous WHITE proxy card (Dr. Alving, Mr. Hess and Mr. Schmidt), as well as with respect to the other proposals on the previous WHITE proxy card.

The Arconic Board of Directors unanimously recommends that you vote FOR the election of each of the five nominees proposed by the Board of Directors.

YOUR VOTE IS VERY IMPORTANT. Even if you previously voted or you plan to attend the 2017 Annual Meeting, we request that you read this Supplement and the Proxy Statement and vote your shares by signing, dating and returning the enclosed NEW WHITE proxy card in the postage-paid envelope provided or by voting via the Internet or by telephone using the instructions provided on the NEW WHITE proxy card.

If your brokerage firm, bank, broker-dealer or other similar organization is the holder of record of your shares (i.e., your shares are held in “street name”), you will receive voting instructions from the holder of record. You must follow these instructions in order for your shares to be voted. Your broker is required to vote those shares in accordance with your instructions. Because of the contested nature of the proposals, if you do not give instructions to your broker, your broker may not be able to vote your shares with respect to the election of directors (Proposal 1) or any of the other proposals to be voted on at the meeting. We urge you to instruct your broker or other nominee, by following those instructions, to vote your shares in line with the Board’s recommendations on the NEW WHITE proxy card.

This Supplement, the Company’s Notice of 2017 Annual Meeting of Shareholders, the Proxy Statement and the Company’s 2016 Annual Report are also available at www.arconic.com/annualmeeting. If you have any questions or need assistance voting, please contact Innisfree M&A Incorporated, our proxy solicitor assisting us in connection with the 2017 Annual Meeting. Shareholders may call toll free at 1-877-750-5836. Banks and brokers may call collect at 1-212-750-5833.

On behalf of Arconic’s Board of Directors,

Katherine Hargrove Ramundo

Executive Vice President, Chief Legal Officer and

Corporate Secretary

May 4, 2017

Background to the Supplement

On January 31, 2017, affiliates of Elliott International, L.P. (together with its affiliates and related parties, “Elliott”) delivered a notice to Arconic of its intention to nominate a slate of nominees to stand for election at the 2017 Annual Meeting. Elliott also issued a press release and an investor presentation announcing its director nominations, calling for the Board to remove Mr. Kleinfeld as Chairman and Chief Executive Officer and suggesting that Larry Lawson should be installed as his replacement.

During the period following Elliott’s announcement of its nominations, each of Elliott and Arconic have made publicly available, and filed with the Securities and Exchange Commission (the “SEC”), various additional solicitation materials.

On March 9, 2017, Elliott filed with the SEC its definitive proxy statement in connection with the solicitation of proxies for its director nominees.

On March 13, 2017, Arconic filed with the SEC the Proxy Statement in connection with the solicitation of proxies for the Company’s director nominees.

On April 13, 2017, Mr. Kleinfeld, by mutual agreement with the Board, stepped down as Chairman and Chief Executive Officer of Arconic and resigned as a Board member. David P. Hess, a Board member, was appointed as Chief Executive Officer of Arconic on an interim basis and remained on the Board. Patricia F. Russo, Arconic’s Lead Director, was appointed as Chair of the Board on an interim basis. In addition, the Board has formed a search committee to oversee the recruitment of a new permanent CEO and work with an executive recruitment firm in doing so.

Thereafter, Arconic engaged in extensive discussions with Elliott regarding a potential resolution of the proxy contest, based on the Board’s belief that a settlement on reasonable terms could benefit all shareholders by putting an end to the disruption of the proxy fight and allowing the Company to focus on important matters, including ensuring a seamless leadership transition and executing its strategic plan.

On April 16, 2017, Arconic and Elliott reached a detailed understanding on the terms of a settlement agreement, which provided, among other things, that Arconic would appoint two of Elliott’s director nominees to join the Board. Elliott indicated that such terms were acceptable, but subsequently proposed several new terms.

Thereafter, Arconic and Elliott engaged in further negotiations. On April 20, 2017, Elliott proposed a draft settlement agreement that it indicated it was prepared to sign. The agreement provided, among other things, that Arconic would appoint two of Elliott’s director nominees to join the Board. On April 22, 2017, the Board met to review and approve the draft settlement agreement. However, shortly after the Board concluded its discussion, Elliott demanded additional settlement terms, including the formation of an operations committee, with two of the three members of such committee to be designated by Elliott.

On April 24, 2017, the Company issued a press release announcing that it had twice reached an understanding with Elliott on the terms of a settlement to resolve the proxy contest, but that in each case Elliott had subsequently demanded additional terms, and as a result no resolution had been agreed. In addition, the Company announced that, in an effort to move on from the distraction of the proxy contest, it was prepared to evaluate Elliott’s four nominees for the purpose of appointing two of such nominees to the Board and also to nominate them for election at the Annual Meeting. The Company also announced that it was postponing the 2017 Annual Meeting from May 16, 2017 to a date toward the end of May 2017.

On April 25, 2017, Elliott issued a press release announcing that it would not accept the Company’s proposal to add two of Elliott’s director nominees to the Board and instead urging shareholders to elect all four of Elliott’s candidates.

On May 4, 2017, the Company announced that Mr. Tata had submitted his resignation as a member of the Board, effective as of May 2, 2017. Accordingly, the Board withdrew Mr. Tata’s nomination for re-election at the 2017 Annual Meeting. The Company also announced that the Board had determined to nominate Mr. Albaugh and General Wolfenbarger for election at the Annual Meeting, and that as a result of these nominations, the Board’s director nominees at the 2017 Annual Meeting are Mr. Albaugh, Dr. Alving, Mr. Hess, Mr. Schmidt and General Wolfenbarger. In addition, Arconic filed with the SEC this Supplement and the Board unanimously recommended that shareholders vote FOR the election of each of the nominees proposed by the Board.

Voting of Proxies

This Supplement supplements and amends the Proxy Statement and includes additional information you should read in conjunction with the Proxy Statement, as well as a NEW WHITE proxy card, which includes the Board’s five current nominees—Mr. Albaugh, Dr. Alving, Mr. Hess, Mr. Schmidt and General Wolfenbarger. In accordance with the procedures described in the Proxy Statement, since Mr. Kleinfeld and Mr. Tata are no longer being nominated for re-election at the 2017 Annual Meeting, votes for them on previously submitted proxy cards will be disregarded. However, if you previously voted on a WHITE proxy card and do not submit a NEW WHITE proxy card, the persons named as proxies on the WHITE proxy card will vote as you previously instructed with respect to the remaining nominees chosen by the Board on the previous WHITE proxy card (Dr. Alving, Mr. Hess and Mr. Schmidt), as well as with respect to the other proposals on the previous WHITE proxy card.

The Arconic Board of Directors unanimously recommends that you vote FOR the election of each of the nominees proposed by the Board of Directors.

YOUR VOTE IS VERY IMPORTANT. Even if you previously voted or you plan to attend the 2017 Annual Meeting, we request that you read this Supplement and the Proxy Statement and vote your shares by signing, dating and returning the enclosed NEW WHITE proxy card in the postage-paid envelope provided or by voting via the Internet or by telephone using the instructions provided on the NEW WHITE proxy card.

If your brokerage firm, bank, broker-dealer or other similar organization is the holder of record of your shares (i.e., your shares are held in “street name”), you will receive voting instructions from the holder of record. You must follow these instructions in order for your shares to be voted. Your broker is required to vote those shares in accordance with your instructions. Because of the contested nature of the proposals, if you do not give instructions to your broker, your broker may not be able to vote your shares with respect to the election of directors (Proposal 1) or any of the other proposals to be voted on at the meeting. We urge you to instruct your broker or other nominee, by following those instructions, to vote your shares in line with the Board’s recommendations on the NEW WHITE proxy card.

If you have previously submitted a Blue proxy card sent to you by Elliott, you can revoke that proxy and vote for the Board’s nominees and on the other matters to be voted on at the 2017 Annual Meeting by using the NEW WHITE proxy card. The Board does not endorse any of Elliott’s nominees and unanimously recommends that you vote FOR the election of each of the nominees proposed by the Board on your NEW WHITE proxy card. The Board strongly urges you not to sign or return any Blue proxy card sent to you by Elliott.

If you have any questions or need assistance voting, please contact Innisfree M&A Incorporated, our proxy solicitor assisting us in connection with the 2017 Annual Meeting. Shareholders may call toll free at 1-877-750-5836. Banks and brokers may call collect at 1-212-750-5833.

Election of Directors

As of the date of this Supplement, Arconic’s Board of Directors consists of 13 directors divided into three classes, with two seats currently vacant as a result of Mr. Kleinfeld’s and Mr. Tata’s resignations. Directors are elected for three-year terms. The terms for each class end in successive years. However, if shareholders approve Item 8 of the Proxy Statement at the 2017 Annual Meeting, the Company will file articles of amendment that will provide that the Board will no longer be divided into three classes and, commencing at the 2018 annual meeting, all of the members of the Board will be elected for one-year terms. Therefore, if Item 8 is approved, the directors elected at the 2017 Annual Meeting, as well as all of the other directors who are not standing for election at the 2017 Annual Meeting, will serve until the 2018 annual meeting.

The Board, upon the recommendation of the Governance and Nominating Committee, has nominated three incumbent directors—Amy E. Alving, David P. Hess and Ulrich R. Schmidt—along with two non-incumbent nominees—James F. Albaugh and General Janet C. Wolfenbarger—for election to the Board for a three-year term expiring in 2020 (or, if Item 8 is approved, a one-year term expiring in 2018).

Mr. Schmidt was appointed to the Board, effective February 5, 2016, in connection with an agreement that the Company entered into on February 1, 2016 with Elliott. Dr. Alving was appointed to the Board, effective November 1, 2016, in connection with the separation of Alcoa Inc. into Arconic and Alcoa Corporation. Mr. Hess was appointed to the Board effective March 10, 2017. Mr. Albaugh and General Wolfenbarger currently do not serve on the Board.

You may receive a proxy statement, Blue proxy card and other solicitation materials from Elliott. The Arconic Board of Directors does not endorse any of the Elliott nominees and unanimously recommends that you vote FOR the election of each of the nominees proposed by the Board of Directors on the NEW WHITE proxy card. Our Board of Directors strongly urges you not to sign or return any Blue proxy card sent to you by Elliott.

Please note that voting to “withhold” with respect to any Elliott nominee on a Blue proxy card sent to you by Elliott is not the same as voting for your Board’s nominees because a vote to “withhold” with respect to any Elliott nominee on its Blue proxy card will revoke any WHITE proxy you may have previously submitted. To support the Board of Directors’ nominees, you should vote FOR the Board’s nominees on the NEW WHITE proxy card and disregard, and not return, any Blue proxy card sent to you by Elliott. If you have previously submitted a Blue proxy card sent to you by Elliott, you can revoke that proxy and vote for the Board of Directors’ nominees and on the other matters to be voted on at the meeting by using the enclosed WHITE proxy card.

Your vote is very important. Even if you previously voted on the WHITE proxy card or if you plan to attend the 2017 Annual Meeting, we request that you vote your shares by signing, dating and returning the enclosed NEW WHITE proxy card in the postage-paid envelope provided or by voting via the Internet or by telephone using the instructions provided on the enclosed NEW WHITE proxy card. If your brokerage firm, bank, broker-dealer or other similar organization is the holder of record of your shares (i.e., your shares are held in “street name”), you will receive voting instructions from the holder of record. You must follow these instructions in order for your shares to be voted. Your broker is required to vote those shares in accordance with your instructions. Because of the contested nature of the proposals, if you do not give instructions to your broker, your broker may not be able to vote your shares with respect to the election of directors or any of the other proposals. We urge you to instruct your broker or other nominee, by following those instructions, to vote your shares in line with the Board’s recommendations on the NEW WHITE proxy card.

If you vote on the NEW WHITE proxy card, the persons named as proxies intend to vote the proxies FOR the election of each of the Board’s five nominees unless you indicate on the NEW WHITE proxy card a vote to “WITHHOLD” your vote with respect to any of the nominees.

The Board has affirmatively determined that each of the Board’s five nominees qualifies for election under the Company’s criteria for evaluation of directors. Included in each such nominee’s biography below is a description of the qualifications, experience, attributes and skills of such nominee. In addition, the Board has determined that each Board nominee except Mr. Hess, who was recently appointed Chief Executive Officer on an interim basis and is now employed by the Company, qualifies as an independent director under New York Stock Exchange corporate governance listing standards and the Company’s Director Independence Standards.

All five of the Board’s director nominees approved by the Governance and Nominating Committee for the 2017 Annual Meeting have not previously been elected by shareholders.

Mr. Albaugh and General Wolfenbarger were recommended by the independent directors and the director search firm retained by the Governance and Nominating Committee.

If any of the Board’s nominees is unable to serve or for good cause will not serve as a director, the Board of Directors may choose a substitute nominee. If any substitute nominees are designated, we will file an amended proxy statement that, as applicable, identifies the substitute nominees, discloses that such nominees have consented to being named in the revised proxy statement and to serve if elected, and includes certain biographical and other information about such nominees required by SEC rules. The persons named as proxies will vote for the remaining nominees and substitute nominees chosen by the Board.

Arconic’s Articles of Incorporation and By-Laws provide that an election of directors is considered to be contested if there are more nominees for election than positions on the Board to be filled by election at the meeting of shareholders. Elliott has notified Arconic that Elliott intends to nominate a slate of four nominees for election to the Board at the 2017 Annual Meeting in opposition to the nominees recommended by the Board. In that case, the five candidates for election as directors receiving the highest number of FOR votes will be elected at the annual meeting.

Certain information concerning each of the Company’s nominees is set forth below:

Director Nominees

James F. Albaugh

Age: 66

Other Current Public Directorships: American Airlines Group Inc., Harris Corporation

Career Highlights and Qualifications: Mr. Albaugh was President and Chief Executive Officer of The Boeing Company’s (“Boeing”) Commercial Airplanes business unit from September 2009 through October 2012. Prior to holding that position, Mr. Albaugh was President and Chief Executive Officer of Boeing’s Integrated Defense Systems business unit from July 2002 to September 2009. He joined Boeing in 1975 and held various other executive positions prior to July 2002, including President and Chief Executive of Space and Communications and President of Space Transportation. Mr. Albaugh was a member of Boeing’s Executive Council from 1998 through 2012. In addition, he has been a senior advisor to Perella Weinberg Partners, a global advisory and asset management firm, since September 2016. Previously, Mr. Albaugh was a senior advisor to The Blackstone Group L.P. from December 2012 until July 2016.

Other Current Affiliations: Mr. Albaugh is Chairman of the National Aeronautic Association; Past President of the American Institute of Aeronautics and Astronautics; Past Chairman of the Aerospace Industries Association and an elected member of the National Academy of Engineering. Mr. Albaugh is also a member of the boards of directors of Aloft Aeroarchitects (formerly PATS Aerospace) and Belcan Corporation; and a member of the board of trustees of Willamette University and the Columbia University School of Engineering.

Previous Directorships: Mr. Albaugh served as a director of B/E Aerospace, Inc. from 2014 until its acquisition by Rockwell Collins, Inc. in April 2017. Mr. Albaugh also served as a director of TRW Automotive Holdings Corp. from 2006 until its acquisition by ZF Friedrichshafen AG in 2015.

Attributes and Skills: Mr. Albaugh’s executive leadership experience in the aerospace and airline industry, including his experience with complex systems, contracts and governmental oversight, as well as his accounting and financial literacy and public company board and corporate governance experience, make him qualified to serve as a member of the Board.

Amy E. Alving

Director since: 2016

Age: 54

Committees: Audit Committee; Cybersecurity Advisory Subcommittee (Chair)

Other Current Public Directorships: DXC Technology Company; Federal National Mortgage Association (Fannie Mae)

Career Highlights and Qualifications: Dr. Alving is the former Senior Vice President and Chief Technology Officer of Leidos Holdings, Inc. (formerly Science Applications International Corporation (SAIC), one of the nation’s top defense sector providers of hardware, software and services, where she worked from 2005 to 2013. From 2007 to 2013, she was SAIC’s Chief Technology Officer, stepping down when the company separated into two smaller companies. As the company’s senior technologist, she was responsible for the creation, communication and implementation of SAIC’s technical and scientific vision and strategy. Prior to joining SAIC, Dr. Alving was the director of the Special Projects Office (SPO) at the Defense Advanced Research Projects Agency (DARPA) until 2005, where she was a member of the federal Senior Executive Service. Prior to her time at DARPA, Dr. Alving was a White House Fellow for the Department of Commerce serving as a senior technical advisor to the Deputy Secretary of Commerce from 1997 until 1998. Dr. Alving was an aerospace engineering professor at the University of Minnesota from 1990 until 1997.

Other Current Affiliations: Dr. Alving sits on the Defense Science Board and the Council on Foreign Relations and is an advisor to SBD Advisors.

Previous Directorships: Dr. Alving was a director of Pall Corporation (since acquired by Danaher Corporation) from 2010 until 2015.

Attributes and Skills: Dr. Alving is a technology leader whose career spans business, government and academia. She has been the Chief Technology Officer of one of the largest U.S. defense contractors; has led a major element of the military’s research and development enterprise; has significant cybersecurity expertise; and has been a tenured faculty member carrying out original research at a major university. Dr. Alving brings to the Board extensive technology, innovation and cybersecurity experience across multiple sectors that will help the Company innovate and grow as a public company.

David P. Hess

Director since: 2017

Age: 61

Committees: Executive Committee

Career Highlights and Qualifications: David P. Hess currently serves as the interim Chief Executive Officer of Arconic, since April 2017. Previously, Mr. Hess served in numerous leadership roles over his 38-year career at United Technologies Corporation (UTC) including his most recent position as UTC Executive Vice President and Chief Customer Officer for Aerospace, held from January 2015 through January 2017. Mr. Hess also served as President of Pratt & Whitney from January 2009 through January 2014, where he was responsible for the company’s global operations in the design, manufacture and service of aircraft engines for commercial and military aircraft. He joined Pratt & Whitney after four years as President of Hamilton Sundstrand, the UTC business where he began his professional career in 1979. Mr. Hess was a 10-year member on the Aerospace Industries Association (AIA) Board of Governors Executive Committee, serving as Chairman in 2012. Mr. Hess is a Fellow of the Royal Aeronautical Society. He holds a bachelor’s degree in physics from Hamilton College and a bachelor’s and master’s degree in electrical engineering from Rensselaer Polytechnic Institute. He was awarded an MIT Sloan Fellowship in 1989 and earned a master’s degree in management in 1990.

Other Current Affiliations: Mr. Hess recently joined the Board of Directors for GKN Aerospace Transparency Systems, Inc. He also serves on the Board of Directors for Hartford HealthCare, the parent company of Hartford Hospital and the second largest health care provider in Connecticut. He is also a member of the Board of Trustees of the National World War II Museum and is on the Board of Directors for The Discovery Center, a nonprofit group founded by Paul Newman and Joanne Woodward that works with students from Connecticut’s urban centers and suburban communities on diversity and team-building.

Previous Directorships: Mr. Hess formerly served as Chairman of the International Aero Engines (IAE) Board of Directors and as a member of the Board of Directors for both Cytec Industries, Inc. (since acquired by Solvay) and RTI International Metals, Inc. RTI International Metals, Inc. was acquired by the Company in July 2015.

Attributes and Skills: Mr. Hess has had a distinguished career in the aerospace industry spanning nearly 40 years. His industry knowledge provides a strong background from which Arconic can benefit. His leadership and succession of key executive roles provide strategic and operational perspectives to the deliberations of the Board.

Ulrich R. Schmidt

Director since: 2016

Age: 67

Committees: Audit Committee (Chair); Executive Committee; Governance and Nominating Committee; Finance Committee

Career Highlights and Qualifications: Mr. Schmidt is the former Executive Vice President and Chief Financial Officer of Spirit Aerosystems Holdings, Inc. Prior to Spirit Aerosystems, he served as Executive Vice President and Chief Financial Officer of Goodrich Corporation from 2000 to 2005, and as Vice President, Finance and Business Development, Goodrich Aerospace, from 1994 to 2000. Prior to joining Goodrich, he held senior level roles at a variety of companies, including Invensys Limited, Everest & Jennings International Limited and Argo-Tech Corporation.

Previous Directorships: Mr. Schmidt served on the board of directors of Precision Castparts Corporation from 2007 until January 2016, when Precision Castparts was acquired by Berkshire Hathaway Inc. He was chairman of Precision Castpart’s Audit Committee from 2008 until the acquisition.

Attributes and Skills: Mr. Schmidt has extensive executive and business experience at the board and CFO level in both public and privately held companies. His extensive background in the aerospace industry, coupled with his financial management and strategic planning and analysis foundation in a variety of operating and international assignments, provides Arconic with valuable insight and industry experience.

Mr. Schmidt qualifies as an audit committee financial expert.

General Janet C. Wolfenbarger

Age: 58

Other Current Public Directorships: AECOM

Career Highlights and Qualifications: General Wolfenbarger has served as a 35-year veteran of the Air Force and was the Air Force’s first female four-star general, where she commanded the Air Force Materiel Command (AFMC) at Wright-Patterson Air Force Base in Ohio from 2012 until her retirement on July 1, 2015. General Wolfenbarger also served as the military deputy to the Assistant Secretary of the Air Force for Acquisition and as the Services Director of the Acquisition Center of Excellence at the Pentagon. General Wolfenbarger also directed the B-2 System Program Office and commanded the C-17 Systems Group for the Aeronautical Systems Center at Wright-Patterson. After her retirement, General Wolfenbarger was selected to serve as the Chair of the Defense Advisory Committee on Women in the Services (DACOWITS).

Other Current Affiliations: General Wolfenbarger is a retired United States Air Force four-star general.

Previous Directorships: General Wolfenbarger was nominated as a director of Precision Cast Parts Corp. (“PCC”) in July 2015 but withdrew her candidacy due to the announcement of PCC’s acquisition by Berkshire Hathaway Inc. in August 2015.

Attributes and Skills: General Wolfenbarger brings to the Board a distinguished career serving as a pioneer and senior leader in the military as well as significant international experience. She has unparalleled experience with the procurement, science and technology, test and evaluation, logistics, supply chain, and operations of the U.S. military and in particular the Air Force, one of the Company’s most important customers in the aerospace market.

Director Compensation

As a result of her appointment as Chair of the Board on an interim basis, Patricia F. Russo will receive an additional annual cash retainer of $200,000 for serving in that role, in lieu of the additional cash retainer of $25,000 that she received as Lead Director.

Stock Ownership of Directors and Executive Officers

The following table shows the ownership of Arconic common stock, as of April 21, 2017, by each director, each director nominee, each of the named executive officers, and all directors and executive officers (serving as of April 21, 2017) as a group.

Name of Beneficial Owner	Shares of Common Stock[1]		Deferred Share Units[2]	Deferred Restricted Stock Units[3]	Total
Directors
James F. Albaugh	—		—	—	—
Amy E. Alving	—		—	3,112	3,112
Arthur D. Collins, Jr.	16,666		66,530	4,438	87,634
Rajiv L. Gupta	—		—	3,112	3,112
David P. Hess*	10,481	[4]	—	711	11,192
Sean O. Mahoney	—		7,234	3,112	10,346
E. Stanley O’Neal	—		45,763	4,353	50,116
John Plant	10,000	[5]	3,557	3,112	16,669
L. Rafael Reif	—		9,361	4,249	13,610
Julie G. Richardson	—		—	3,112	3,112
Patricia F. Russo	3,333	[6]	31,867	3,301	38,501
Ulrich R. Schmidt	3,333		3,376	3,112	9,821
Janet C. Wolfenbarger	—		—	—	—
Named Executive Officers
Kenneth J. Giocobbe	18,637		—	—	18,637
Klaus Kleinfeld	2,298,334		12,788	—	2,311,122
William F. Oplinger	526		315	—	841
Christoph Kollatz	—		—	—	0
Kay H. Meggers	282,871		283	—	283,154
Karl Tragl	—		—	—	0
Olivier Jarrault	141,984		—	—	141,984
Audrey Strauss	237,217		1,048	—	238,265
All Directors and Executive Officers as a Group (20 individuals)	454,416		184,804	40,645	679,865

*	Also serves as interim Chief Executive Officer
1	This column shows beneficial ownership of Arconic common stock as calculated under SEC rules. Unless otherwise noted, each director and named executive officer has sole voting and investment power over the shares of Arconic common stock reported. None of the shares are subject to pledge. This column includes shares held of record, shares held by a bank, broker or nominee for the person’s account, shares held through family trust arrangements, and for executive officers, share equivalent units held in the Arconic Retirement Savings Plan which confer voting rights through the plan trustee with respect to shares of Arconic common stock. This column also includes shares of Arconic common stock that may be acquired under employee stock options that are exercisable as of April 21, 2017 or will become exercisable within 60 days after April 21, 2017 as follows: Mr. Kleinfeld (1,657,527); Mr. Giacobbe (5,040); Mr. Meggers (194,696); Mr. Jarrault (60,382); and Ms. Strauss (172,622); and all executive officers as a group (254,700). No awards of stock options have been made to non-employee directors. As of April 21, 2017, individual directors and executive officers, as well as all directors and executive officers as a group, beneficially owned less than 1% of the outstanding shares of common stock.
2

This column lists (i) for executive officers, deferred share equivalent units held under the Arconic Deferred Compensation Plan, and (ii) for directors, deferred share equivalent units held under the Amended and Restated Deferred Fee Plan for Directors and the Deferred Fee Plan for Directors (in effect before 2005). Each deferred share equivalent unit tracks the economic performance of one share of Arconic common stock and is fully vested upon grant, but does not have voting rights.
3	This column lists deferred restricted share units issued under the 2013 Arconic Stock Incentive Plan. Each deferred restricted share unit is an undertaking by the Company to issue to the recipient one share of Arconic common stock upon settlement and, in the case of annual deferred restricted share units, subject to continued service through the first anniversary of the grant date, or, if earlier, the date of the next subsequent annual meeting of shareholders following the grant date (however, accelerated vesting provisions apply for certain termination scenarios, such as death and change in control). Deferred restricted share units granted in lieu of cash compensation pursuant to a director’s deferral election are fully vested at grant. Deferred restricted share units do not accrue dividend equivalents.
4	Includes (i) 3,866 shares held in a revocable trust of which Mr. Hess and his spouse are trustees and beneficiaries; and (ii) 2,666 shares held in a charitable remainder Unitrust, of which Mr. Hess and his spouse are trustees and beneficiaries.
5	Held by a trust of which Mr. Plant is the trustee and a beneficiary.
6	Held by a trust of which Ms. Russo is the trustee and a beneficiary.

Board Leadership Structure

As a result of Mr. Kleinfeld no longer serving as Chairman and Chief Executive Officer of the Company, Arconic no longer has a combined Chairman of the Board and Chief Executive Officer role. Mr. Hess has been appointed as Chief Executive Officer of the Company on an interim basis, and Ms. Russo, who previously served as Lead Director, has been appointed as Chair of the Board on an interim basis.

The independent directors of the Board appoint a Chair, who may be appointed on an interim basis. If the Chair is an independent director, the Chair:

•	calls and chairs all meetings of the Board, including executive sessions of the independent directors;

•	chairs the annual shareholders meeting;

•	ensures that he or she is available for consultation and direct communication with major shareholders or joint venture partners, as appropriate;

•	oversees board governance, including approval of meeting agendas and meeting schedules to assure that all agenda items are adequately addressed;

•	ensures personal availability for consultation and communication with independent directors;

•	calls special meetings of the independent directors, as the Chair may deem to be appropriate; and

•	provides guidance and communication to the Chief Executive Officer in matters of strategic importance.

The Executive Vice President, Chief Legal Officer and Secretary provides support to the Chair in fulfilling his or her role. The Company has amended its Corporate Governance Guidelines to reflect the new Board leadership structure as a result of the appointments of Mr. Hess as Chief Executive Officer on an interim basis and Ms. Russo as Chair on an interim basis.

Communications with Directors

The Board of Directors is committed to meaningful engagement with Arconic shareholders and welcomes input and suggestions. Shareholders and other interested parties wishing to contact the Chair or the non-management directors as a group may do so by sending a written communication to the attention of the Chair c/o Arconic Inc., Corporate Secretary’s Office, 390 Park Avenue, New York, NY 10022-4608. To communicate issues or complaints regarding questionable accounting, internal accounting controls or auditing matters, send a written communication to the Audit Committee c/o Arconic Inc., Corporate Secretary’s Office, 390 Park Avenue, New York, NY 10022-4608. Alternatively, you may place an anonymous, confidential, toll free call in the United States to Arconic’s Integrity Line at 855-585-8256. For a listing of Integrity Line telephone numbers outside the United States, go to http://www.arconic.com “Who We Are—How We Work—Ethics and Compliance.”

Communications addressed to the Board or to a Board member are distributed to the Board or to any individual director or directors as appropriate, depending upon the facts and circumstances outlined in the communication.

The Board of Directors has asked the Corporate Secretary’s Office to submit to the Board all communications received, excluding only those items that are not related to Board duties and responsibilities, such as junk mail and mass mailings; product complaints and product inquiries; new product or technology suggestions; job inquiries and resumes; advertisements or solicitations; and surveys.

Board Committees

There are five standing committees of the Board and one subcommittee of the Audit Committee. The Board has adopted written charters for each committee and subcommittee, which are available on our website at http://www.arconic.com under “Investors—Corporate Governance—Committees.”

In addition, the Board has formed a CEO Search Committee to work with an executive recruitment firm and oversee the recruitment of a new permanent Chief Executive Officer. The members of the CEO Search Committee are Arthur D. Collins, Jr., Sean O. Mahoney, John C. Plant and Patricia F. Russo.

Each of the Audit, Compensation and Benefits, Governance and Nominating, Finance and CEO Search Committees consists solely of directors who have been determined by the Board of Directors to be independent in accordance with SEC regulations, NYSE listing standards and the Company’s Director Independence Standards (including the heightened independence standards for members of the Audit and Compensation and Benefits Committees).

The following table sets forth the Board’s standing committees and the current members of each of the standing committees:

	Audit	Compensation and Benefits	Governance and Nominating	Finance	Executive
Amy E. Alving*[1]	X
Arthur D. Collins, Jr.*[1]		Chair
Rajiv L. Gupta*		X	X		X
David P. Hess[2]					X
Sean O. Mahoney*	X			Chair
E. Stanley O’Neal*	X		X	X	X
John C. Plant*		X
L. Rafael Reif*
Julie G. Richardson*	X			X
Patricia F. Russo*[3]		X	Chair		Chair
Ulrich R. Schmidt*	Chair		X	X	X
2016 Meetings	9	10	17	N/A4	12

*	Independent Director
1	Mr. Collins was Chair of the Cybersecurity Advisory Subcommittee until October 31, 2016 and Dr. Alving was appointed Chair effective November 1, 2016.

2	Mr. Hess was appointed to the Executive Committee effective April 21, 2017.
3	Ms. Russo was appointed Chair of the Executive Committee effective April 21, 2017.
4	The Finance Committee was established effective February 23, 2017.

The Board previously had an International Committee, which was dissolved effective April 21, 2017. The International Committee held three meetings during 2016.

Trust Agreement

Arconic maintains a grantor trust relating to certain of the Company’s nonqualified deferred compensation and retirement benefit plans. The trust was established pursuant to a trust agreement entered into by the Company in 1993, which was amended and restated in 2007 (the “Trust Agreement”). The terms of the Trust Agreement were not adopted or modified in any respect in connection with, or in anticipation of, the proxy contest relating to the 2017 Annual Meeting.

The terms of the Trust Agreement, which has been filed with the SEC, provide for funding of the trust by the Company in connection with a “change in control” (as defined in the Trust Agreement) under certain circumstances. The amount of the required funding is 110% of the liabilities under the “covered plans” (as defined in the Trust Agreement), which the Company estimates to be approximately $500 million. While the assets of the trust would remain Company assets, following a change in control they would be available solely for purposes of paying benefits under the plans, other than in the case of the Company’s insolvency.

The trust is a vehicle for the setting aside of assets for a specific purpose; it is not a compensatory arrangement. It does not create, increase or accelerate any liabilities, and amounts funded into the trust do not represent incremental value paid to the trust beneficiaries. The liabilities potentially funded by the trust are in respect of benefit obligations under independent, pre-existing Company compensation plans that have been fully disclosed to the extent required by applicable SEC rules. The liabilities for these benefits have been reflected on Arconic’s balance sheet on an ongoing basis.

On April 12, 2017, the Board adopted a resolution that a “potential change in control” (as defined in the Trust Agreement) has occurred as a result of Elliott’s actions, including the proxy solicitation, and Klaus Kleinfeld, who at that time was the Company’s Chief Executive Officer, thereafter provided notice to the trustee of the potential change in control at the Board’s direction. The Trust Agreement defines “potential change in control” to include, among other things, the trustee having received notice from the Company’s Chief Executive Officer or its General Counsel that one of the following events has occurred:

•	“the Company or any Entity states an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control;” or

•	“any Entity becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 5% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company’s then outstanding securities with the purpose or with the effect of changing or influencing the control of the Company.”

The occurrence of a potential change in control has certain consequences under the Trust Agreement, including that the Trust Agreement cannot be amended by the Company without the prior written consent of 75% of the “participants” (as defined in the Trust Agreement) while the potential change in control is pending, and that the Company is required to fund the trust with an amount equal to 110% of the covered plan liabilities after the occurrence of a potential change in control and prior to the completion of a change in control. However, in the event that a change in control does not occur, a potential change in control may cease to be pending and the Trust Agreement can thereafter be amended without the consent of participants.

The Trust Agreement defines “change in control” to include, among other things, the trustee having received notice from the Company’s Chief Executive Officer or its General Counsel that one of the following events has occurred:

•	“any ‘person,’ as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any corporation owned, directly or indirectly, by shareholders of the Company in substantially the same proportions as their ownership of securities of the Company) (an “Entity”) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) (a “Beneficial Owner”), directly or indirectly, of securities of the Company representing 20% or more of the total voting power of the Company’s then outstanding securities eligible to vote;” or

•	“individuals who, as of the date hereof, constitute the board of directors of the Company cease for any reason to constitute a majority of the board; provided however, that any individual becoming a director whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least 75% of the directors then comprising the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of the actual or threatened solicitation of proxies by or on behalf of an Entity other than the board of directors (the “Incumbent Board”)”.

No determination has been made at this time as to whether there will be a change of control.

Appendix A—Supplemental Information Regarding Participants

The following tables (“Directors and Nominees” and “Officers and Employees”) set forth the name and business address of our directors and nominees, and the name, present principal occupation and business address of our officers and employees who, under the rules of the SEC, are considered to be “participants” in our solicitation of proxies from our shareholders in connection with the 2017 Annual Meeting (collectively, the “Participants”).

Directors and Nominees

The principal occupations of our directors and nominees except for Mr. Albaugh and General Wolfenbarger are set forth under Item 1 of the Proxy Statement, titled “Election of Directors.” The principal occupations of Mr. Albaugh and General Wolfenbarger are set forth under the section of this Supplement titled “Director Nominees”. The names of our directors and director nominees are set forth below and the business address for all our directors and director nominees is c/o Arconic Inc., 390 Park Avenue, New York, NY 10022-4608.

James F. Albaugh

Amy E. Alving

Arthur D. Collins, Jr.

Rajiv L. Gupta

David P. Hess

Sean O. Mahoney

E. Stanley O’Neal

John C. Plant

L. Rafael Reif

Julie G. Richardson

Patricia F. Russo

Ulrich R. Schmidt

General Janet C. Wolfenbarger

Officers and Employees

The principal occupations of our executive officers and employees who are considered Participants are set forth below. The principal occupation refers to such person’s position with the Company, and the business address for each person is c/o Arconic Inc., 390 Park Avenue, New York, NY 10022-4608.

Name	Title
David P. Hess	Interim Chief Executive Officer
Kenneth J. Giacobbe	Executive Vice President and Chief Financial Officer
Libby Archell	Vice President and Chief Communications Officer
Patricia Figueroa	Vice President, Investor Relations
Katherine Hargrove Ramundo	Executive Vice President, Chief Legal Officer and Secretary

Information Regarding Ownership of Company Securities by Participants

The number of shares of Arconic common stock held by our directors, director nominees and named executive officers as of April 21, 2017 is set forth under the “Stock Ownership of Directors and Executive Officers” section of this Supplement. The following table sets forth the number of shares held as of April 21, 2017 by our other employees who are deemed “participants” in our solicitation of proxies. Except as otherwise noted below, each person identified in the table below, to our knowledge, has sole voting and investment power with respect to the securities they hold, other than property rights of spouses.

Name of Beneficial Owner	Shares of Common Stock[1]	Deferred Share Units[2]	Total
Libby Archell	29,164	—	29,164
Patricia Figueroa	9,206	—	9,206
Katherine Hargrove Ramundo	—	—	—

[1]	This column also includes shares of Arconic common stock that may be acquired under employee stock options that are exercisable as of April 21, 2017 or will become exercisable within 60 days after April 21, 2017 as follows: Libby Archell (19,937); and Patricia Figueroa (9,017).
[2]	This column lists deferred share equivalent units held under the Arconic Deferred Compensation Plan. Each deferred share equivalent unit tracks the economic performance of one share of Arconic common stock and is fully vested upon grant, but does not have voting rights.

Information Regarding Transactions in Company Securities by Participants

The following table sets forth information regarding purchases and sales of Arconic securities by each Participant during the past two years as reflected in the stock transfer records and plan administration records of the Company. Unless otherwise indicated, all transactions were in the public market or pursuant to our equity compensation plans and none of the purchase price or market value of these securities is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities. Transactions with transaction dates prior to October 6, 2016 were in securities of Alcoa Inc. (which subsequently became Arconic Inc.) and have not been adjusted to reflect Alcoa Inc.’s 1-for-3 reverse stock split of its common stock on such date. Transactions with transaction dates prior to November 1, 2016 were in securities of Alcoa Inc. Transactions with transaction dates on or after November 1, 2016 were in securities of “Arconic Inc.”

Name	Transaction Date	Number of Shares	Transaction Description
Amy E. Alving	November 30, 2016	3,112	14
Amy E. Alving	April 4, 2017	1,241	14
Arthur D. Collins, Jr.	January 2, 2015	3807	11
Arthur D. Collins, Jr.	April 1, 2015	4836	11
Arthur D. Collins, Jr.	July 1, 2015	5663	11
Arthur D. Collins, Jr.	October 1, 2015	6590	11
Arthur D. Collins, Jr.	January 4, 2016	6,519	11
Arthur D. Collins, Jr.	February 2, 2016	50,000	1
Arthur D. Collins, Jr.	April 1, 2016	6,607	11
Arthur D. Collins, Jr.	July 1, 2016	6,654	11
Arthur D. Collins, Jr.	October 3, 2016	6,236	11
Arthur D. Collins, Jr.	November 30, 2016	3,112	14
Arthur D. Collins, Jr.	April 4, 2017	1,326	14
Rajiv L. Gupta	November 30, 2016	3,112	14
David P. Hess	March 10, 2017	711	14
Sean O. Mahoney	April 1, 2016	6607	11
Sean O. Mahoney	July 1, 2016	6,654	11
Sean O. Mahoney	October 3, 2016	6,236	11
Sean O. Mahoney	November 30, 2016	3,112	14
Sean O. Mahoney	March 15, 2017	1,545	16
E. Stanley O’Neal	April 1, 2015	4,836	11
E. Stanley O’Neal	July 1, 2015	5,663	11
E. Stanley O’Neal	October 1, 2015	6,590	11
E. Stanley O’Neal	January 4, 2016	6,519	11
E. Stanley O’Neal	April 1, 2016	6,607	11
E. Stanley O’Neal	July 1, 2016	6,654	11
E. Stanley O’Neal	October 3, 2016	6,236	11
E. Stanley O’Neal	November 30, 2016	3,112	14
E. Stanley O’Neal	April 4, 2017	1,241	14
John C. Plant	February 9, 2016	30,000	1
John C. Plant	April 1, 2016	3,304	11
John C. Plant	July 1, 2016	3,327	11
John C. Plant	October 3, 2016	3,118	11
John C. Plant	November 30, 2016	3,112	14
John C. Plant	March 15, 2017	832	16
L. Rafael Reif	April 1, 2015	2,312	11
L. Rafael Reif	July 1, 2015	2,708	11
L. Rafael Reif	October 1, 2015	3,150	11

L. Rafael Reif	January 4, 2016	3,117	11
L. Rafael Reif	April 1, 2016	3,159	11
L. Rafael Reif	July 1, 2016	3,181	11
L. Rafael Reif	October 3, 2016	2,981	11
L. Rafael Reif	November 30, 2016	3,112	14
L. Rafael Reif	April 4, 2017	1,137	14
Julie G. Richardson	November 30, 2016	3,112	14
Patricia F. Russo	January 2, 2015	1,975	11
Patricia F. Russo	April 1, 2015	2,505	11
Patricia F. Russo	July 1, 2015	2,933	11
Patricia F. Russo	October 1, 2015	3,741	11
Patricia F. Russo	January 4, 2016	3,701	11
Patricia F. Russo	April 1, 2016	3,705	11
Patricia F. Russo	July 1, 2016	3,731	11
Patricia F. Russo	October 3, 2016	3,497	11
Patricia F. Russo	November 30, 2016	3,112	14
Patricia F. Russo	April 4, 2017	189	14
Ulrich R. Schmidt	April 1, 2016	3,159	11
Ulrich R. Schmidt	April 26, 2016	5,000	1
Ulrich R. Schmidt	July 1, 2016	3,181	11
Ulrich R. Schmidt	July 20, 2016	5,000	1
Ulrich R. Schmidt	October 3, 2016	2,981	11
Ulrich R. Schmidt	November 30, 2016	3,112	14
Ulrich R. Schmidt	March 15, 2017	820	16
Ken Giacobbe	January 20, 2015	12,560	4
Ken Giacobbe	January 20, 2015	12,560	5
Ken Giacobbe	January 16, 2016	8,334	6
Ken Giacobbe	January 16, 2016	15,346	8
Ken Giacobbe	January 19, 2016	28,960	4
Ken Giacobbe	January 19, 2016	28,960	5
Ken Giacobbe	January 13, 2017	51,760	3
Ken Giacobbe	January 13, 2017	61,340	5
Ken Giacobbe	January 16, 2017	3,960	6
Ken Giacobbe	January 16, 2017	3,547	7
Ken Giacobbe	January 16, 2017	3,104	8
Ken Giacobbe	January 16, 2017	3,372	9
Libby Archell	January 20, 2015	22,120	4
Libby Archell	January 20, 2015	22,120	5
Libby Archell	January 19, 2016	134,760	3
Libby Archell	January 19, 2016	44,920	5
Libby Archell	January 13, 2017	23,440	4
Libby Archell	January 13, 2017	23,440	5
Libby Archell	January 16, 2017	3,501	6
Libby Archell	January 16, 2017	3,109	7
Libby Archell	January 16, 2017	4,238	8
Libby Archell	January 16, 2017	4,471	9
Patricia Figueroa	January 20, 2015	7,140	3
Patricia Figueroa	January 19, 2016	17,880	3
Patricia Figueroa	January 13, 2017	26,530	3
Patricia Figueroa	January 13, 2017	7,580	4
Patricia Figueroa	January 16, 2017	165	6
Patricia Figueroa	January 16, 2017	189	8

Patricia Figueroa	March 15, 2017	2,390	4
Katherine Ramundo	September 15, 2016	42,240	10
Katherine Ramundo	January 13, 2017	38,340	3
Katherine Ramundo	January 13, 2017	45,440	5

Transaction descriptions:

1	Open Market Acquisition
2	Open Market Sales
3	Grant of Non-Qualified Options
4	Grant of Restricted Stock Units
5	Grant of Performance-Based Restricted Stock Units
6	Shares withheld for taxes/costs upon vesting of RSUs
7	Shares withheld for taxes/costs upon vesting of Performance RSUs
8	Shares issued at vest of Restricted Stock Units
9	Shares issued at vesting of Performance Restricted Stock Units
10	Grant of Restricted Stock Units—New Hire
11	Stock units acquired through deferral of director fees
12	Exercise of Non-Qualified Options
13	Shares sold in Options exercise
14	Grant of Restricted Stock Units for Directors Deferral Plan

Miscellaneous Information Regarding Participants

Except as described in this Appendix A or otherwise disclosed in the Proxy Statement or this Supplement, to our knowledge, no Participant owns any Arconic securities of record that such Participant does not own beneficially. Except as described in this Appendix A or otherwise disclosed in the Proxy Statement or this Supplement, to our knowledge, no Participant is, or was within the past year, a party to any contract, arrangements or understandings with any person with respect to any Arconic securities, including, but not limited to joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies. Except as described in this Appendix A or otherwise disclosed in the Proxy Statement or this Supplement, to our knowledge, no associate of any Participant owns beneficially, directly or indirectly, any Arconic securities. Except as described in this Appendix A or otherwise disclosed in the Proxy Statement or this Supplement, to our knowledge, no Participant owns beneficially, directly or indirectly, any securities of any parent or subsidiary of Arconic. Except as described in this Appendix A or otherwise disclosed in the Proxy Statement or this Supplement, to our knowledge, no Participant nor any associate of a Participant is a party to any transaction, since the beginning of Arconic’s last fiscal year, or any currently proposed transaction, in which (i) Arconic was or is to be a participant, (ii) the amount involved exceeds $120,000 and (iii) any Participant or any related person thereof had or will have a direct or indirect material interest. Except as described in this Appendix A or otherwise disclosed in the Proxy Statement or this Supplement, to our knowledge, no Participant, nor any associate of a Participant, has any arrangement or understanding with any person (i) with respect to any future employment by Arconic or its affiliates or (ii) with respect to any future transactions to which Arconic or any of its affiliates will or may be a party. Except as described in this Appendix A or otherwise disclosed in the Proxy Statement or this Supplement, and excluding any director or officer of the Company acting solely in that capacity, to our knowledge, no Participant has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the annual meeting.

YOUR VOTE IS IMPORTANT! Please take a moment now to vote your shares of Arconic Inc. common stock for the upcoming Annual Meeting of Shareholders. YOU CAN VOTE TODAY USING ANY OF THE FOLLOWING METHODS: Vote by Internet Please access https://www.proxyvotenow.com/arconic (please note you must type an “s” after “http”). Then, simply follow the easy instructions on the voting site. You will be required to provide the unique Control Number printed below. Vote by Telephone Please call toll-free in the U.S. or Canada at 1-866-252-6936 on a touch-tone telephone. (If outside the U.S. or Canada, call 1-646-880-9101.) Then, simply follow the easy voice prompts. You will be required to provide the unique Control Number printed below. CONTROL NUMBER: You may vote by telephone or Internet 24 hours a day, 7 days a week. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned a proxy card. Vote by Mail Please complete, sign, date and return the proxy card in the envelope provided to: Arconic Inc., c/o Innisfree M&A Incorporated, FDR Station, P.O. Box 5155, New York, NY 10150-5155. 6TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE AND SIGN, DATE AND RETURN IN THE POSTAGE–PAID ENVELOPE PROVIDED 6 Please mark X your vote as in this example THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR ALL OF THE NOMINEES IN ITEM 1; FOR ITEMS 2, 3, AND 5 THROUGH 9; AND FOR “1 YEAR” IN ITEM 4. FOR AGAINST ABSTAIN 1. Election of Directors—Nominees: (01) Amy E. Alving; (02) David P. Hess; (03) James F. 5. Amendment of Articles of Incorporation to Albaugh; (04) Ulrich R. Schmidt; (05) Janet C. Wolfenbarger Eliminate Supermajority Voting Requirement in FOR ALL WITHHOLD ALL FOR ALL EXCEPT the Articles of Incorporation Regarding Amending Article SEVENTH (Fair Price Protection) 6. Amendment of Articles of Incorporation to (INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark the “For All Except” Eliminate Supermajority Voting Requirement in box above and write the name(s) of the nominee(s) for which you would like to withhold authority in the Articles of Incorporation Regarding Amending the space provided below) Article EIGHTH (Director Elections) 7. Amendment of Articles of Incorporation to FOR AGAINST ABSTAIN Eliminate Supermajority Voting Requirement in 2. Ratification of Appointment of Independent Registered Public Article EIGHTH of the Articles of Incorporation Accounting Firm Relating to the Removal of Directors 3. Approval, on an Advisory Basis, of Executive Compensation 8. Amendment to Articles of Incorporation to Eliminate the Classification of the Board of 1 YEAR 2 YEARS 3 YEARS ABSTAIN 4. Approval, on an Advisory Basis, of Frequency of Directors Advisory Vote on Executive Compensation 9. Shareholder Proposal Regarding Elimination of Supermajority Provisions Please sign and date this NEW WHITE proxy card below. Date: , 2017 (Signature) (Signature) Title(s) NOTE: Please sign exactly as name appears hereon. If more than one owner, each should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in full partnership name by authorized person.

PLEASE VOTE TODAY. SEE REVERSE SIDE FOR THREE EASY WAYS TO VOTE. 6TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE AND SIGN, DATE AND RETURN IN THE POSTAGE–PAID ENVELOPE PROVIDED 6 N E ARCONIC INC. W 2017 Annual Meeting of Shareholders W This Proxy is Solicited on Behalf of the Arconic Inc. Board of Directors H The undersigned hereby appoints Libby Archell, Max Laun and Christoph Kollatz, or any of them, each with full power of substitution, as proxies for the undersigned to represent the undersigned and act I and vote all shares of common stock of Arconic Inc. which the undersigned is entitled to vote at the T Annual Meeting of Shareholders to be held at The Performing Arts Center, Purchase College, SUNY, E 735 Anderson Hill Road, Purchase, New York 10577, at 9:00 a.m., Eastern Time on May 25, 2017, and any adjournment or postponement thereof, as hereinafter specified and, in their discretion, upon such P other matters as may properly come before the meeting or any adjournment or postponement thereof. R The undersigned hereby revokes all proxies previously given. When properly executed, this proxy will O be voted in the manner directed herein. On matters for which you do not specify a choice, the shares will be voted in accordance with the recommendation of the Board of Directors; X therefore, if no direction is made, this proxy will be voted FOR all of Arconic Inc.’s director Y nominees in Item 1; FOR Items 2, 3, and 5 through 9; and FOR “1 YEAR” in Item 4. The undersigned acknowledges receipt with this proxy of a copy of the Notice of 2017 Annual Meeting C of Shareholders and the Proxy Statement of Arconic Inc. A R YOUR VOTE IS VERY IMPORTANT — PLEASE VOTE TODAY D (continued and to be signed on the reverse side)